Exhibit 10.28

Appendix A
To Award Letter
February 17, 2012

Terms and Conditions of Awards

Pursuant to the terms of the award letter to you (the “Award Letter”) as of the date indicated above, the award of (1) nonqualified option (the “Option”) granted to you on the Effective Date identified in the Award Letter by Transocean Ltd. (the “Company”) to purchase registered shares of the Company (“Shares”), (2) contingent deferred units granted to you on the Effective Date identified in the Award Letter for the opportunity to, if certain conditions are met, receive deferred units representing a specified number of Shares (the “Contingent Deferred Units”) and (3) deferred units representing a specified number of Shares (the “Deferred Units”) (the award of the Option, Contingent Deferred Units and Deferred Units together, the “Awards”) are each subject to the terms and conditions set forth in the Long-Term Incentive Plan of Transocean Ltd. (the “Plan”), the Prospectus for the Plan, any rules and regulations adopted by the Executive Compensation Committee of the Board of Directors (the “Committee”), and any additional terms and conditions set forth in this Appendix A which forms а part of the Award Letter.  Any terms used in the Award Letter or this Appendix A and not defined herein have the meanings set forth in the Plan.  As used in this Appendix A, the term “Grant Date” refers to the Effective Date identified in your Award Letter for the applicable Award.  The terms and provisions of your Awards are governed by the terms of the Plan as amended and restated February 12, 2009.  In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan will control.

Section I.	OPTION AWARD

1.	Option Price

You may purchase Shares covered by the Option for the Option Price stated in your Award Letter.

2.	Term of Option

Your Option expires on the Expiration Date stated in your Award Letter.  However, your Option will terminate prior to the Expiration Date as provided in Section I.6 of this Appendix A upon the occurrence of one of the events described in that Section.  Regardless of the provisions of Section I.6, in no event can your Option be exercised after the Expiration Date.

3.	Earn-out of Option

(a)
Unless it becomes exercisable on an earlier date as provided in Sections I.6 and I.7 below, your Option will become exercisable in installments as set forth in the Vesting Schedule in your Award Letter.

(b)	The Shares covered by each installment will be in addition to the Shares which previously became exercisable.

(c)
To the extent your Option has become exercisable, you may exercise the Option as to all or any part of the Shares covered by the Option, at any time on or before the date the Option expires or terminates, subject to the restrictions imposed by the Company’s policy on insider trading and the provisions of the U.S. Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

4.	Exercise of Option

The Company currently utilizes Charles Schwab & Co. Inc. (“Schwab”) as the broker for outsourcing administration of the Plan, but reserves the right to use another broker.  If necessary, this new broker selected by the Company will be substituted for Schwab.

It may be necessary for you to open an account with Schwab in order to facilitate a cashless exercise as described in Section I.5(а) below.  Subject to applicable security law restrictions, the Company may, in its discretion, adopt procedures for the automatic cashless exercise of any outstanding vested Option on the last trading date on or immediately preceding the Expiration Date.

5.	Satisfaction of Option Price

(a)	Payment of Cash or Shares

Your Option may be exercised through a cashless exercise with Schwab or by payment in cash (including check, bank draft, money order or wire transfer to Schwab), in Shares, or in a combination of cash and Shares.

(b)	Payment of Shares

Any Shares tendered as all or part of the Option Price shall be valued at “Fair Market Value” as defined in the Plan.  Any certificates evidencing Shares tendered must be duly endorsed or accompanied by appropriate stock powers.  Only Shares held, or certificates issued, solely in your name may be tendered in exercise of your Option.  Fractional Shares may not be tendered in satisfaction of the Option Price; any portion of the Option Price which is in excess of the aggregate fair market value of the number of whole Shares tendered must be paid in cash.  If a certificate tendered in exercise of the Option evidences more Shares than are required pursuant to the immediately preceding sentence for satisfaction of the portion of the Option Price being paid in Shares, an appropriate replacement certificate will be issued to you for the number of excess Shares.

6.	Termination of Employment

The following rules apply to your Option in the event of your termination of employment.

(a)
Death or Disability.  If your employment is terminated by reason of death or disability (as determined by the Committee), your Option will become fully vested, and will remain exercisable until the earlier of (1) the Expiration Date or (2) the expiration of the one-year period beginning on the date of such death or disability.

(b)
Convenience of the Company.  If your employment is terminated for the Convenience of the Company, any vested portion of the Option will remain exercisable until the earlier of (1) the Expiration Date or (2) the expiration of the one-year period beginning on the date of such termination of employment.  Following the termination of your employment for the Convenience of the Company, no additional portions of your Option will become exercisable, and your Option will be limited to the number of Shares which were vested and which you were entitled to purchase under the Option on the date of the termination of your employment.  The portion of the Option that is not vested as of the date of your termination for the Convenience of the Company shall be terminated as of the date of your termination.

(c)
Retirement.  If your employment is terminated by reason of you becoming a Retiree on or after the date following the one-year anniversary of the Grant Date, your Option will continue to vest as set forth in the Vesting Schedule in your Award Letter.  If your employment is terminated by reason of you becoming a Retiree on or before the one-year anniversary of the Grant Date, your Option shall be terminated as of the date of your separation from service.  Provided you remain a Retiree, any vested portion of the Option will remain exercisable until the Expiration Date.  If you fail to remain a Retiree after your separation from service, all unvested Options and all vested but unexercised Options will be forfeited; provided, however, that the period to exercise vested Options shall be determined under Section I.6(d).

(d)
Other Termination of Employment.  If your employment is terminated for any reason other than death, disability, termination for the Convenience of the Company or due to you becoming a Retiree (as those terms are used herein), any vested Option will terminate on the earlier of (1) sixty (60) days after termination of your employment or (2) the Expiration Date.  Following the termination of your employment, no additional portions of your Option will become exercisable, and your Option will be limited to the number of Shares which were vested and to which you were entitled to purchase under the Option on the date of the termination of your employment.  The portion of the Option which is not vested as of the date of the termination shall be terminated as of the date of your termination.

(e)
Adjustments by the Committee.  The Committee may, in its sole discretion, exercised before or after your termination of employment, declare all or any portion of your Option immediately exercisable and/or permit all or any portion of your Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in the applicable portion of this Section I.6, but not beyond the Expiration Date of your Option.

7.	Change of Control; Acceleration of Vesting

Notwithstanding the provisions of the Award Letter or Sections I.3 or I.6, all Options outstanding as of a Change of Control Termination shall become immediately exercisable and shall remain exercisable until the earlier of (i) the Expiration Date or (ii) the expiration of the one-year period beginning on the date of such Change of Control Termination.

8.	Not an Incentive Stock Option

This Option is not intended to be an incentive stock option, as defined in Code Section 422.  No adjustment to the Option pursuant to Section 6.2 of the Plan shall be made in a manner that results in noncompliance with the requirements of Code Section 409А, to the extent applicable.

Section II.	CONTINGENT DEFERRED UNITS

For purposes of the Award Letter (including this Appendix A), the term “Total Potential Deferred Unit Grant” shall mean the total number of potential deferred units that may be issued to you in respect of the achievement of certain performance standards as described herein.  A deferred unit is a unit that is, subject to the terms and conditions hereof, equal to one Share.

1.	Determination of Earned Deferred Units

(a)	Earned Deferred Units

The exact number of deferred units that will actually be earned by and issued to you and subject to the vesting described in the Award Letter (including this Appendix A) (the “Earned Deferred Units”) will be based upon the achievement by the Company of the performance standard described below over the three-year period consisting of the calendar years 2012, 2013 and 2014 (the “Performance Cycle”).  The determination by the Committee with respect to the achievement of such performance standard will be made in the first sixty days of 2015 after all necessary Company and peer information is available.  The specific date on which such determination is formally made and approved by the Committee is referred to as the “Determination Date”.  After the Determination Date, the Company will notify you of the number of Earned Deferred Units, if any, to be actually granted to you as Shares.  The performance standards and the amount of units out of the Total Potential Deferred Unit Grant which may be earned are based on the Target Award specified in the Award Letter and the Company’s performance on total shareholder return (“TSR”) compared against a peer group.

More detailed definitions and the methodology for calculating the Earned Deferred Units are incorporated herein as Exhibit A.

(b)	Committee Determinations

The Committee shall have absolute discretion to determine the number of Earned Deferred Units to which you are entitled, if any, including without limitation such adjustments as may be necessary in the opinion of the Committee to account for changes since the date of the Award Letter.  The Committee’s determination shall be final, conclusive and binding upon you.  You shall not have any right or claim with respect to any units other than Earned Deferred Units to which you become entitled in accordance herewith.

2.	Vesting

(a)	Unless vested on an earlier date as provided in this Appendix A, the Earned Deferred Units will be vested on December 31, 2014, subject to your continued employment.

(b)
In certain circumstances more particularly described in Sections II.5 and II.6 below, your Earned Deferred Units may vest before this date.  In addition, the Committee may accelerate the vesting of all or a portion of your Earned Deferred Units at any time in its discretion.

(c)	You do not need to pay any purchase price for the Earned Deferred Units unless otherwise required in accordance with applicable law.

3.	Restrictions

Until and unless you vest in your Earned Deferred Units and receive a distribution of Shares, you do not own any of the Shares potentially subject to this contingent award and may not attempt to sell, transfer, assign or pledge any such Shares.  When Earned Deferred Units are determined after the end of the Performance Cycle, the net Shares (total Shares distributable in respect of vested Earned Deferred Units minus any Shares retained by the Company in accordance with the policies and requirements described in Section IV.4) will be delivered on March 15, 2015 in street name to your Schwab brokerage account or Equity Award Center (or, in the event of your death, to a Schwab brokerage account or Equity Award Center in the name of your beneficiary under the Plan) or to such other brokerage account with another broker retained by the Company if Schwab is no longer retained by the Company.  Any Shares distributed to you in respect of vested Earned Deferred Units will be registered in your name and will not be subject to any restrictions.

4.	Dividend Equivalents, Dividends and Voting

(a)
Vested Earned Deferred Units.  In the event that dividends are paid with respect to Shares at any time during the period beginning on the Grant Date and ending on the date you receive a distribution of Shares in satisfaction of your vested Earned Deferred Units, you will be entitled to receive a cash payment equal to the amount of the dividend paid per Share multiplied by the number of vested Earned Deferred Units (the “Accrued Dividend Equivalent”).  All Accrued Dividend Equivalents (if any) will be paid to you at the same time as the date of distribution of Shares with respect to your vested Earned Deferred Units, and you will have no right to receive any payment of dividend equivalents with respect to deferred units that do not become Earned Deferred Units.  All Accrued Dividend Equivalents (if any) payable with respect to your vested Earned Deferred Units shall be subject to all applicable withholding taxes.  For any non-cash dividends, the Committee may determine in its sole discretion the cash value to be so paid to you in respect of such vested Earned Deferred Units.

(b)
Voting Shares.  You will have the right to vote your Shares that have been distributed in respect of any vested Earned Deferred Units. There are no voting rights associated with Deferred Units (including Earned Deferred Units).

(c)	No Other Rights. You shall have no other dividend equivalent, dividend or voting rights with respect to any Deferred Unit.

5.	Termination of Employment

(a)	Termination prior to the end of the Performance Cycle

The terms set out in subsections (i)–(iv) below of this Section II.5(a) shall apply to the obtainment and vesting of Earned Deferred Units in the event of your termination of employment prior to the last day of the Performance Cycle.

(i)
Death or Disability.  If your employment is terminated by reason of death or disability (as determined by the Committee), you will be entitled to earn a Pro-Rata Earned Award.  Distribution under Section II.3 in satisfaction of all such Earned Deferred Units shall be made on March 15, 2015.

(ii)	Convenience of the Company. If your employment is terminated for the Convenience of the Company, you will be entitled to earn a Pro-Rata

 Earned Award.  Distribution under Section II.3 in satisfaction of all such Earned Deferred Units shall be made on March 15, 2015.

(iii)
Retirement.  If your employment is terminated by reason of you becoming a Retiree, you will be entitled to earn a Pro-Rata Earned Award.  Distribution under Section II.3 in satisfaction of all such Earned Deferred Units shall be made to you on March 15, 2015, provided, however, that if you fail to remain a Retiree through such date, any Pro-Rata Earned Award shall be forfeited.

(iv)
Other Termination of Employment.  If your employment is terminated prior to the end of the Performance Cycle for any reason other than death, disability, termination for the Convenience of the Company or due to you becoming a Retiree (as those terms are used herein), you will not be entitled to any Earned Deferred Units.

(b)	Adjustments by the Committee

The Committee may, in its sole discretion exercised before or after your termination of employment, accelerate the vesting of your right to receive all or any portion of any Earned Deferred Units, distributed on the applicable distribution date under Section II.3 or Section II.6(a).

(c)	Forfeiture of Deferred Units

In addition to forfeitures of Deferred Units pursuant to Section II.5(a) above, if you violate or fail to comply with any of the covenants or obligations applicable to you under the Executive Severance Benefit Policy, you shall immediately forfeit any Deferred Units, whether or not earned.

6.	Change of Control

(a)	Change of Control Prior to Determination Date

Upon the occurrence of a Change of Control, if you are employed by the Company on the date of such Change of Control and the Determination Date has not occurred, you will be entitled to the number of Earned Deferred Units equal to the Target Award, subject to the vesting provisions described in the Award Letter and Sections II.2, II.5 and II.6(b).  The Shares (or other consideration) shall be issued in satisfaction of the Earned Deferred Units on March 15, 2015.

(b)	Acceleration of Vesting

Notwithstanding the provisions of the Award Letter or Sections II.2, II.5 or II.6(a), all of your Earned Deferred Units will vest immediately upon a Change of Control Termination and the Shares (or other consideration) shall be issued in satisfaction of the Earned Deferred Units thirty days after the date of such Change of Control Termination.

Section III.	DEFERRED UNITS

1.	Vesting and Deferred Units

(a)
Unless vested on an earlier date as provided in this Appendix A, the Deferred Units granted pursuant to your Award Letter will fully vest in installments in accordance with the dates stated in the Vesting Schedule (the “Vesting Dates”) specified in your Award Letter.

(b)
In certain circumstances described in Section III.4 below, your Deferred Units may vest before the final scheduled Vesting Date.  In addition, the Committee may accelerate the vesting of all or a portion of your Deferred Units at any time in its discretion, subject to the provisions of Section III.4(e).  The date of any accelerated vesting under Section III.4 below for any reason other than due to you becoming a Retiree will be a Vesting Date for purposes of this Appendix A.

(c)	You do not need to pay any purchase price for the Deferred Units unless otherwise required in accordance with applicable law.

2.	Restrictions on the Deferred Units

Until and unless you vest in your Deferred Units and receive a distribution of Shares, you may not attempt to sell, transfer, assign or pledge them.  Until the date on which you receive a distribution of the Shares in respect of any vested Deferred Units awarded hereunder, your award of Deferred Units will be evidenced by credit to a book entry account.  When Deferred Units vest and become payable, the net Shares (total Shares distributable in respect of vested Deferred Units minus any Shares retained by the Company in accordance with the policies and requirements described in Section IV.4), will be delivered to you within sixty days after the Vesting Date in street name to your Schwab brokerage account or Equity Award Center (or, in the event of your death, to a Schwab brokerage account or Equity Award Center in the name of your beneficiary under the Plan) or to such other brokerage account with another broker retained by the Company if Schwab is no longer retained by the Company.  Any Shares distributed to you in respect of vested Deferred Units will be registered in your name and will not be subject to any restrictions.  There will be some delay between the Vesting Date and the date your Shares become available to you due to administrative reasons.

3.	Dividends, Cash Consideration and Voting

(a)	Dividends

In the event that dividends are paid with respect to Shares, you will be entitled to receive a cash payment equal to the amount of the dividend paid per Share as of such dividend payment date multiplied by the number of unvested Deferred Units (including vested Deferred Units not yet distributed to you) credited to your account immediately prior to such dividend payment date (the “Dividend Equivalent”).  All Dividend Equivalents (if any) payable with respect to your unvested Deferred Units will be paid directly to you at the same time dividends are paid with respect to all other Shares of the Company and shall be subject to all applicable withholding taxes.  For any non-cash dividends, the Committee may determine in its sole discretion the cash value to be so paid to you in respect of such Deferred Units.

(b)	Cash Consideration

In the event that Shares are exchanged or reclassified by the Company resulting in cash consideration paid for such Shares, you will be entitled to receive a cash payment equal to the amount of cash consideration corresponding to the number of unvested Deferred Units (including vested Deferred Units not yet distributed to you) credited to your account at the same time such cash consideration is paid with respect to all other Shares of the Company and subject to all applicable withholding taxes; provided, however, that such cash consideration shall not be paid in a manner that is not in compliance with, or exempt from, any applicable requirements of Code Section 409A.

(c)	Voting Shares

You will have the right to vote your Shares that have been distributed in respect of any vested Deferred Units.  There are no voting rights associated with Deferred Units.

(d)	No Other Rights

You shall have no other dividend equivalent, dividend or voting rights with respect to any Deferred Unit.

4.	Termination of Employment

The following rules apply to the vesting of your Deferred Units in the event of your termination of employment.

(a)
Death or Disability.  If your employment is terminated by reason of death or disability (as determined by the Committee), all of your Deferred Units will vest on your date of termination.  If you are Retirement Eligible and are subject to U.S. taxation, payment on account of disability shall be made to you only in the event you experience a disability that satisfies the requirements of U.S. Treasury Regulation Section 1.409A-3(i)(4).

(b)	Convenience of the Company. If the Company terminates your employment for the Convenience of the Company, all of your Deferred Units will vest on your date of termination.

(c)
Retirement.  If your employment is terminated by reason of you becoming a Retiree on or after the date following the one-year anniversary of the Grant Date, you will continue to receive delivery of the Deferred Units in accordance with the Vesting Dates specified in your Award Letter and the provisions of Section III.2 as if your employment had continued.  If you fail to remain a Retiree or if your employment is terminated by reason of you becoming a Retiree on or before the one-year anniversary of the Grant Date, then any of your Deferred Units which have not vested prior to the date of your separation from service or the date you cease to be a Retiree, as applicable, will be forfeited.

(d)
Other Termination of Employment.  If your employment terminates for any reason other than death, disability, termination for the Convenience of the Company or due to you becoming a Retiree (as those terms are used above), any of your Deferred Units which have not vested prior to your termination of employment will be forfeited.

(e)
Adjustments by the Committee.  The Committee may, in its sole discretion exercised before or after your termination of employment, accelerate the vesting of all or any portion of your Deferred Units; provided, however, that no acceleration of delivery of Shares shall be made in a manner that is not in compliance with, or exempt from, any applicable requirements of Code Section 409A.

Section IV.	Miscellaneous

The terms and provisions of this Section IV apply to all Awards.

1.	Definitions

(a)
“Cause” means (1) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), (2) your willful engagement in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise, or (3) your indictment of a felony or a misdemeanor involving moral turpitude.  For purposes of clauses (1) and (2) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company.

(b)
“Change of Control Termination” means and occurs on the date of your termination of employment by the Company or any subsidiary for any reason other than Cause within two years after the date of a Change of Control.

(c)	“Competitor” means, as of any given date, any entity or organization the business activities of which compete with the business activities of the Company or its subsidiaries

(d)
“Convenience of the Company” means (i) an involuntary separation from service that is not for Cause and that is determined by the Executive Compensation Committee to be for the convenience of the Company, and (ii) a voluntary separation from service for Good Reason.

(e)
“Good Reason” means the (1) a diminution of your duties or responsibilities, or a demotion of your position, to such an extent or in such a manner as to relegate you to a position not substantially similar to that which you held prior to such reduction or change or (2) a material reduction in your base salary or annual incentive plan opportunities, other than in connection with such reductions that are applicable to the Company’s executives as a group.  The Executive Compensation Committee of the Company shall have the sole discretion to determine whether your termination is for Good Reason, provided that you shall not be considered to have terminated for Good Reason unless you notify the Company in writing within 30 days of the date the event giving rise to Good Reason occurs, the Company does not cure such condition within 30 days of such notice and you terminate your employment no later than 90 days after the date the event giving rise to Good Reason occurred.

(f)
With respect to an award of Contingent Deferred Units, “Pro-Rata Earned Award” is determined by multiplying the number of Earned Deferred Units which would have otherwise been earned had your employment not been terminated by a fraction, the numerator of which is the number of calendar days you were employed during the Performance Cycle after the Grant Date and the denominator of which is the total number of calendar days in the Performance Cycle after the Grant Date.

(g)
You are a “Retiree” if (1) your separation from service occurs for any reason other than Cause, Convenience of the Company, death or disability after (a) attainment of age 62 and (b) completion of at least five years of service with the Company or its subsidiaries, (2) you refrain from performing services for a Competitor and (3) as requested by the Company from time to time, you timely execute and return to the Company an acknowledgement or certification, in the form prescribed by the Company, that you are not performing services for a Competitor.

(h)
With respect to an award of Deferred Units, “Retirement Eligible” means, and will apply if, your final Vesting Date is scheduled to occur after the calendar year in which you will complete at least five years of service with the Company or its subsidiaries and will attain at least age 62.

2.	Committee Determinations

The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment or separation from service, including without limitation whether as a result of death, disability, Convenience of the Company or any other reason and whether you remain a Retiree, and its determination shall be final, conclusive and binding upon you.

3.	Section 280G Limitation

Notwithstanding anything in the Award Letter (including this Appendix A) to the contrary, if all or any portion of the benefits provided hereunder, either alone or together with other payments and benefits received or to be received from the Company or any affiliate or successor, would constitute a “parachute payment”, as such term is defined in Code Section 280G(b)(2), and the amount of the parachute payment, reduced by all U.S. federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Code Section 4999, is less than the amount you would receive if you were paid three times your “base amount”, as defined in Code Section 280G(b)(3), less one dollar, reduced by all U.S. federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times your base amount less one dollar, and such reduction shall be made to those amounts that provide you with the best economic benefit (and to the extent any payments are economically equivalent, each shall be reduced pro rata), which may include, without limitation and to the extent necessary, a reduction to the Awards or vesting of the Awards in order that this limitation not be exceeded; provided, however, that this Section IV.3 shall be superseded in its entirety by (i) any contrary treatment of parachute payments to which you have agreed in writing prior to the Change of Control pursuant to any other plan, program or agreement, or (ii) any more favorable treatment of the excise tax on parachute payments extended to you by the Company or its affiliates pursuant to any other plan, program or agreement.

4.	Tax Consequences and Withholding

(a)
You should consult the Plan Prospectus for a general summary of the U.S. federal income tax consequences to you and, if applicable, the Swiss tax consequences to you, upon the grant, vesting or distribution to you of the Awards based on currently applicable provisions of the Code, related regulations and Swiss tax rules.  The summary does not discuss state and local tax laws or the laws of any other jurisdictions, which may differ from the U.S. federal tax law and Swiss tax rules.  For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.

(b)
You must make arrangements satisfactory to the Company to satisfy any applicable U.S. federal, state or local withholding tax liability arising from the grant or exercise of your Option.  You can either make a cash payment to Schwab of the required amount or you can elect to satisfy your withholding obligation by having Schwab retain Shares having a value equal to the amount of your withholding obligation from the Shares otherwise deliverable to you upon the exercise of your Option.  You may not elect to have Schwab withhold Shares having a value in excess of the minimum statutory withholding tax liability or, if you are serving as an expatriate employee, the “standard deduction” withheld in accordance with the Company’s policies and procedures.  If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

(c)
In addition, you must make arrangements satisfactory to the Company to satisfy any applicable withholding tax liability imposed under the laws of any other jurisdiction arising from the grant or exercise of your Option.  You may not elect to have Schwab withhold Shares having a value in excess of the minimum statutory withholding tax liability or, if you are serving as an expatriate employee, the “standard deduction” withheld in accordance with the Company’s policies and procedures.  If you fail to satisfy such withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

(d)
With respect to Awards of Contingent Deferred Units under Section II, the Company shall make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with the Earned Deferred Units and, unless otherwise approved by the Company, the Company shall reduce the number of Shares otherwise deliverable to you with respect to your Earned Deferred Units by a number of Shares having a value approximately equal to the amount required to be withheld under the Company’s policies and procedures or applicable law.  The Company may, in its discretion, permit you to make other arrangements satisfactory to the Company to satisfy any applicable withholding tax liability arising from the Earned Deferred Units.  Further, any dividend equivalents paid to you in respect of Earned Deferred Units pursuant to Section II.4 will be subject to tax withholding, as appropriate, as additional compensation.

(e)
With respect to Awards of Deferred Units under Section III, the Company shall make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with the Deferred Units and, unless otherwise approved by the Company, the Company shall reduce the number of Shares otherwise deliverable to you with respect to your Deferred Units by a number of Shares having a value approximately equal to the amount required to be withheld under the Company’s policies and procedures or applicable law.  The Company may, in its discretion, permit you to make other arrangements satisfactory to the Company to satisfy any applicable withholding tax liability arising from the vesting of the Deferred Units.  Further, any Dividend Equivalents paid to you in respect of

10

Deferred Units pursuant to Section III.3 will be subject to tax withholding, as appropriate, as additional compensation.

(f)
In addition to the previous withholding requirements, any award under the Plan is also subject to all applicable withholding policies of the Company as may be in effect from time to time, at the sole discretion of the Company.  Without limiting the generality of the foregoing, the Company expressly has the right to withhold or cause to be withheld (whether upon award determination, grant, vesting, exercise of rights or otherwise) any portion of an award (including without limitation any portion of the proceeds of an exercise of any award rights such as, if applicable, a stock option, or any portion of any securities issuable in connection with any award such as, if applicable, the issuance of Shares for deferred units) pursuant to any tax equalization or other plan or policy, as any such policies or plans may be in effect from time to time, irrespective of whether such withholding correlates to the applicable tax withholding requirement with respect to your award.  Awards are further subject to any tax and other reporting requirement that may be applicable in any pertinent jurisdiction including any obligation to report awards (whether related to the granting or vesting thereof or exercise of rights thereunder) to any taxing authority or other pertinent third party.

5.	Restrictions on Resale

There are no restrictions imposed by the Plan on the resale of Shares acquired under the Plan.  However, under the provisions of the Securities Act and the rules and regulations of the SEC, resales of Shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act.  At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates.  There are no restrictions imposed by the SEC on the resale of Shares acquired under the Plan by persons who are not affiliates of the Company; provided, however, that all employees are subject to the Company’s policies against insider trading, and restrictions on resale may be imposed by the Company from time-to-time as may be necessary under applicable law.

6.	Beneficiary

You may designate a beneficiary to receive your Option or any portion of your Award of Contingent Deferred Units under Section II or Deferred Units under Section III that become due to you after your death, and you may change your beneficiary from time to time.  Beneficiary designations should be filed with the administrator of the Plan in the Human Resources Department.  If you fail to designate a beneficiary in that manner, the beneficiary in the event of your death will be (1) the beneficiary you designated under any group life insurance plan maintained by the Company or its subsidiaries that provides the largest death benefit, which will constitute the designated beneficiary for purposes of Section 6.5 of the Plan, or, if none, (2) the executor or administrator of your estate.

7.	Effect on Other Benefits

Income recognized by you as a result of the grant, vesting, exercise or distribution of Shares with respect to Awards will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.

8.	Code Section 409A Compliance

(a)
The award of Contingent Deferred Units under Section II is intended to be exempt from or to comply with the provisions of Section 409A and, wherever possible, shall be consistent therewith.  No action taken to comply with Section 409A shall be deemed to impair a benefit under the Award Letter or this Appendix A.

(b)
The award of Deferred Units under Section III is intended to be exempt from or to comply with the provisions of Section 409A and, wherever possible, shall be interpreted consistent therewith.  Specifically, (1) if you are not Retirement Eligible, the time of payment specified in Sections III.2 and III.4 is exempt from Code Section 409A as a short term deferral in compliance with U.S. Treasury Regulation Section 1.409A-1(b)(4), and (2) if you are Retirement Eligible the time of payment specified with respect to Section III.4(e) is compliant with U.S. Treasury Regulation Section 1.409A-3(c)(2) and is compliant with Code Section 409A as being paid pursuant to a specified time or fixed schedule under U.S. Treasury Regulation Section 1.409A-3(i).  If you are Retirement Eligible, you will not be considered to have a termination from employment unless such termination meets the requirements for a “separation from service” within the meaning of U.S. Treasury Regulation Section 1.409A-1(h), if applicable.  No action taken to comply with Code Section 409A shall be deemed to impair a benefit under the Award Letter or this Appendix A.

Exhibit “A” to Contingent Deferred Unit Award

A.           Total Shareholder Return

Total Shareholder Return (“TSR”) through the Performance Cycle is based on the comparison of the average closing share price for the thirty (30) business days prior to start of the Performance Cycle and the average closing share price for the last thirty (30) business days in the Performance Cycle.  The same calculation is conducted for the Company and each of the companies in the following group:

National-Oilwell Varco	Ensco
Noble	Diamond
Seadrill Limited	Rowan
Nabors	Baker Hughes
Halliburton	Schlumberger
Weatherford

The companies are then ranked from best to worst in percent improvement/deterioration in share price, adjusted for dividends.

B.           Committee Methodology

Once the calculations and rankings are completed for TSR for the Performance Cycle, the number of deferred units that may become earned is determined based on Transocean’s ordinal rank at the end of the Performance Cycle in accordance with the payout grid below.

C.           Example

Total Potential Deferred Unit Grant:	1050 deferred units (Maximum Award at Maximum Performance)
Target Award:	600 deferred units (Target Performance)
Performance Cycle:	01/01/11 – 12/31/13
Determination Date:	02/15/14
TSR Ranking:	8th of 12
Earned Percentage:	75% of Target Award
Earned Deferred Units:	450

NOTE:  The Committee may in its sole discretion interpret the formula and revise the makeup of the peer group or modify the TSR calculation or application in response to merger, consolidation or divestiture activity amongst companies, available public reporting or other events actually or potentially affecting the performance measure(s) or peer groups.  The Committee’s determination of all matters in connection with the award will be final and binding.

Exhibit “A”

(continued)

PAYOUT GRID FOR CONTINGENT DEFERRED UNITS BASED ON

TSR PERFORMANCE RANKING

Rank	Quartiles	Performance Level	% of Target Payout
1st			175%
2nd			175%
3rd	75th Percentile	Maximum	175%
4th			150%
5th			125%
6th	50th Percentile	Target	100%
7th			75%
8th	25th Percentile		50%
9th		Threshold	25%
10th			0%
11th			0%

In the event any of the companies in the Peer Group become no longer publicly-traded during the Performance Period due to delisting, acquisition, etc., the Threshold, Target and Maximum performance levels in the above Payout Grid will be adjusted as follows:

• Maximum performance will be considered TSR performance that is equal to or above the 75th percentile (the top quartile) of the remaining peer group
• Target performance will be considered TSR performance that is equal to or above the 50th percentile (median) of the remaining peer group
• Threshold performance will be considered TSR performance that is equal to or above the 25th percentile (the first quartile) of the remaining peer group.